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                                                           Exhibit 99.B(h)(20)




                            PORTFOLIO PARTNERS, INC.

                         SHAREHOLDER SERVICING AGREEMENT
                              SERVICE CLASS SHARES

     This SHAREHOLDER SERVICE AGREEMENT is being entered into as of the 1st day of May, 2002 between PORTFOLIO PARTNERS, INC. (to be renamed ING Partners, Inc.) (the "Fund"), in respect of the Service Class Shares of its Portfolios set forth on Schedule A hereto, and AETNA INSURANCE COMPANY OF AMERICA (to be renamed ING Insurance Company of America) (the "Service Organization"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. Pursuant to the terms of this Agreement, the Service Organization, itself, or through other financial institutions or other intermediaries, will provide shareholder support services (including personal services and the maintenance of shareholder accounts) to the Fund and the holders of the Service Class Shares of its Portfolios set forth on Schedule A hereto. These services shall include, but are not limited to, the following functions: (i) aggregating and processing purchase and redemption requests and placing net purchase and redemption orders with our transfer agent; (ii) providing shareholders with a service that invests the assets of their accounts pursuant to specific or pre-authorized instructions; (iii) processing dividend payments; (iv) providing information periodically to shareholders showing their positions in Service Class Shares; (v) arranging for bank wires; (vi) responding to shareholder inquiries relating to the services performed by you; (vii) providing subaccounting with respect to Service Class Shares or the information to us necessary for subaccounting; (viii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices); (ix) providing office space, equipment, telephone facilities and various personnel, including clerical, supervisory and computer personnel, as necessary or beneficial to establish and maintain shareholder accounts and records; and (x) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

     2. To compensate the Service Organization for the services it provides and the expenses it bears hereunder, the Fund will, on behalf of each Portfolio listed on Schedule A, pay the Service Organization a service fee (the "Service Fee") accrued daily and paid promptly (but in any event within three business days) after the last day of each calendar month, at the applicable annual rate set forth on Schedule A of the average daily net assets of the Service Class Shares of such Portfolios listed on such Schedule A (computed in the manner specified in the Fund's registration statement, as the same is in effect from time to time, in connection with the computation of the net asset value of Service Class Shares for purposes of purchases and redemptions). The Service Fee paid under this Agreement is intended to qualify as a "service fee" as defined in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time. The Service Organization may retain such other financial institutions or other intermediaries as it deems necessary to aid it in the provision of the shareholder support services required to be provided hereunder, and in connection with any such retention may compensate such financial institutions or other intermediaries as it deems appropriate. In no event, however, will the Fund have any liability for payment of the Service Fee to any person other than the Service Organization.

     If this Agreement is terminated as of any date not the last day of a calendar month, then the fee payable to the Service Organization shall be paid promptly (but in any event within three business days) after such date of termination.

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     3.    This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if this Agreement is approved at least annually by the Directors, including a majority of the Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Agreement (the "Disinterested Directors"). This Agreement is terminable, without penalty, at any time by the Fund (which termination may be by a vote of a majority of the Fund's Disinterested Directors) or by the Service
Organization upon notice to the Fund.

     4. Notwithstanding paragraph 3, this Agreement may be terminated at any time, without the payment of any penalty, by the Service Organization, on the one hand, or by the vote of a majority of the Disinterested Directors, on the other, on not more than thirty (60) days written notice.

     5. Any agreement entered into pursuant to this Agreement shall be in writing and shall be subject to termination as provided in Section 4.

     6. This Agreement may be amended at any time (including for the purpose of making modifications to Schedule A hereto) by a written instrument executed by the Service Organization and the Fund.

     7. This Agreement shall be construed in accordance with the laws of The State of Maryland and is non-assignable by the parties hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date first written above.

                                        PORTFOLIO PARTNERS, INC.


                                    By: /s/  Laurie M. Tillinghast
                                        ---------------------------------------
                                        Name:  Laurie M. Tillinghast
                                        Title: President

                                    AETNA INSURANCE COMPANY OF AMERICA

                                    By: /s/  Laurie M. Tillinghast
                                        ---------------------------------------
                                        Name:  Laurie M. Tillinghast
                                        Title: Pursuant to a Delegation of
                                               Authority dated August 12,
                                                 1998

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                                       SCHEDULE A



                                                                         ANNUAL RATE
  Alger Aggressive Growth Portfolio - Service Class                         0.25%
  Alger Growth Portfolio - Service Class                                    0.25%
  Brinson Tactical Asset Allocation Portfolio - Service Class               0.25%
  DSI Enhanced Index Portfolio - Service Class                              0.25%
  Goldman Sachs(R) Capital Growth Portfolio - Service Class                 0.25%
  MFS Research Growth Portfolio - Service Class                             0.25%
  MFS Capital Opportunities Portfolio - Service Class                       0.25%
  MFS Emerging Equities Portfolio - Service Class                           0.25%
  OpCap Balanced Value Portfolio - Service Class                            0.25%
  Salomon Brothers Capital Portfolio - Service Class                        0.25%
  Salomon Brothers Investors Value Portfolio - Service Class                0.25%
  Scudder International Growth Portfolio - Service Class                    0.25%
  T. Rowe Price Growth Equity Portfolio - Service Class                     0.25%
  JP Morgan Mid Cap Value Portoflio - Service Class                         0.25%
  Baron Small Cap Growth Portfolio - Service Class                          0.25%
  Van Kampen Comstock Portfolio - Service Class                             0.25%
  MFS Global Growth Portfolio - Service Class                               0.25%
  PIMCO Total Return Portfolio - Service Class                              0.25%
  American Century Small Cap Value - Service Class                          0.25%